Exhibit 10.1

Asset Pool Business Cooperation Agreement

（Applicable to a Single Customer Asset Pool）

(33100000) Z.S.Z.C.C.Z. (2023) No. 22336

Party A: China Zheshang Bank Co., Ltd. Ningbo Branch

Party B: GLOBAL Technology Inc.

By mutual agreement, Party A provides Asset Pool business services to Party B. In order to clarify the rights and obligations of both parties, this Contract is hereby established.

Where "assets" is not specifically defined in this Contract, it refers to the rights or chattels legally owned by Party B, for which Party B has applied for management by Party A or entered into the Asset Pool for pledging. This includes but is not limited to certificates of deposit, accounts receivable under domestic letters of credit, electronic commercial drafts, etc. Specifically, electronic commercial drafts include electronic bank acceptance drafts and electronic commercial acceptance drafts, and the application and related operations of electronic commercial drafts shall be conducted in accordance with the relevant regulations of the People's Bank of China.

Article 1 Definitions

1.1	Asset Pool

It refers to a comprehensive financial services platform provided by Party A to Party B, integrating functions such as asset management and financing services, serves as the primary vehicle through which Party A offers liquidity services to Party B.

1.2	Pledge Asset Pool

It refers to a collection of assets that are confirmed and held by Party A after Party B files a pledge application and completes the pledge procedures with Party A.

1.3	Pledge Financing Credit Line

Based on the type of pledged assets in the Asset Pool, the Pledge Financing Credit Line is divided into the (Secondary) Low-Risk Pledge Financing Credit Line and the Exposure Pledge Financing Credit Line. Party B agrees to use all pledged assets in the pool to secure the financing business that Party B and its designated overseas member companies (applicable when low-risk assets are subject to cross-border sweeping as agreed, the same below) conduct with Party A in accordance with this Contract and Asset Pool Pledge Contract.

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1.3.1	(Secondary) Low-Risk Pledge Financing Credit Line

It refers to the sum of the pledge credit line, which is equal to the value of low-risk assets in the Pledged Asset Pool multiplied by the corresponding pledge rate, and the balance of the Margin Account. It varies with the value of low-risk assets in the Pledged Asset Pool and the balance of the Margin Account but shall not exceed the (Secondary) Low-Risk Credit Line granted by Party A to Party B.

Party B may apply for the cross-border sweeping of low-risk assets to an overseas member company (Party B shall specify the specific company name in the application) through Party A's e-banking system, and may handle it upon review and approval by Party A. After approval by Party A, an overseas member company may arrange financing under the Asset Pool within the financing limit generated under cross-border adjustments. The sweep-in party shall not re-sweep the swept-in assets. In addition, the aforesaid swept-in assets shall no longer generate the corresponding financing credit line for the sweep-out party. The parties acknowledge that the aforesaid sweeping of assets is only for the purpose of calculating the financing credit line, and shall not affect the ownership of the assets in the pool.

Low-risk assets include the Asset Pool margin, electronic bank acceptance bills, blockchain receivables confirmed by Party A, digital credit vouchers, and accounts receivable under a domestic letter of credit ("L/C") accepted by a bank recognized by Party A. The types of low-risk assets and the corresponding pledge rates shall be subject to those approved by Party A and may be adjusted by Party A in its sole discretion. In case of any adjustment made thereto by Party A, the relevant financing credit line of Party B and its member companies will be adjusted accordingly, and Party B may query the relevant information through Party A's e-banking system.

1.3.2	Exposure Pledge Financing Credit Line

It refers to the pledge credit line which is equal to the value of non-low-risk assets in the Pledged Asset Pool multiplied by the corresponding pledge rate. It varies with the balance of non-low-risk assets in the Pledged Asset Pool but shall not exceed the available general credit line granted by Party A to Party B after deduction of the Additional Asset Pool Financing Credit Line. If the available general credit line of Party B is insufficient, the corresponding Exposure Pledge Financing Credit Line cannot be generated.

Non-low-risk assets mainly include electronic bank acceptance bills not confirmed by Party A and export accounts receivable. The types of non-low-risk assets and the corresponding pledge rates shall be subject to those approved by Party A and may be adjusted by Party A in its sole discretion. In case of any adjustment made thereto by Party A, the relevant financing credit line of Party B will be adjusted accordingly, and Party B may query the relevant information through Party A's e-banking system.

1.4	Additional Financing Credit Line

It refers to the credit line granted by Party A to Party B based on the business cooperation with Party B and Party B's overall risk level and mitigation measures (except for pledge), in addition to the (Secondary) Low-Risk Pledge Financing Credit Line and the Exposure Pledge Financing Credit Line.

1.5	Asset Pool Financing Credit Line

It refers to the actual financing credit line under which Party B may conduct the Asset Pool Financing business, which is the sum of the (Secondary) Low-Risk Pledge Financing Credit Line, Exposure Pledge Financing Credit Line, and the Additional Financing Credit Line of Party B. Party B may query the relevant information through Party A's e-banking system.

Party B may apply to Party A for the handling of Asset Pool financing business within the financing limit of the Asset Pool. This specifically includes acceptance of electronic bank acceptance bills, accounts receivable chain business, digital credit voucher business, letter of credit business, working capital loans, trade financing, etc. The specific methods, amounts, terms, etc., for each use shall be based on the business contract and relevant debt instruments signed by both parties. Among them, the accounts receivable chain and digital credit voucher business include, but are not limited to, the transfer of accounts receivable or digital credit vouchers, confirmed business, etc.

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1.6	Available Financing Credit Line

It refers to the remaining Asset Pool Financing Credit Line under which Party B may continuously conduct the financing business with Party A after deduction of the Asset Pool Financing Credit Line occupied by the financing principal and the outstanding interest due (if any). Party B may query the relevant information through Party A's e-banking system.

1.7	Asset Pool Financing

It refers to a mode of financing where Party A handles the financing business for Party B within the Asset Pool Financing Credit Line.

1.8	Asset Pool Custody and Collection

It refers to Party B entrusting Party A to manage legally held assets, with Party A collecting payments on behalf of Party B upon the assets' maturity according to legal or agreed-upon rules. The collected funds are then deposited into the Asset Pool Margin Account.

1.9	Automatic Management of Electronic Bills

It refers to the situation where, upon Party B accepting an electronic commercial draft with China Zheshang Bank (CZB) as the opening bank for the collection account, Party A directly prompts the accept or for payment when the electronic commercial draft matures.

1.10	Asset Pool Account

It refers to a settlement account opened by Party A for Party B for financial accounting of the Asset Pool business.

1.11	Asset Pool Margin Account

It refers to a dedicated account for depositing the Asset Pool margin that is opened by Party A for Party B when they apply for the Asset Pool Financing service.

Article 2 Business Term and Content of Asset Pool

Throughout the period from see Article 16.1 (MM/DD/YYYY) to see Article 16.1 (MM/DD/YYYY), Party A provides Asset Pool services to Party B. The selectable types/functions of Asset Pool business include but are not limited to: (1) Asset Pool custody and collection; (2) Automatic management of electronic bills; (3) Asset Pool financing.

When Party B applies to establish, modify, or terminate the corresponding types/functions of Asset Pool business, they are required to complete the necessary procedures according to Party A's requirements.

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Article 3 Asset Pool Financing

3.1	Establishment of the Pledge Financing Credit Line

3.1.1	To pledge an asset, Party B shall submit an Application Form for the Pledge/Release of Pledge of (XX Assets) in the Asset Pool (the name of the application form is to be determined based on the specific asset to be pledged, the same below) affixed with its finance seal specimen that has been previously provided to Party A, and the relevant original documents of title (if any) through Party A's e-banking system or to Party A's business outlet.

3.1.2	Party A will complete the pledge registration and other procedures for those assets approved for pledge upon review in accordance with applicable laws and regulations.

3.1.3	The specific pledged assets shall be subject to those specified in the Application Form for the Pledge/Release of Pledge of (XX Assets) in the Asset Pool confirmed by Party A or in Party A's e-banking system.

3.1.4	After the aforesaid asset pledge procedures are completed, the relevant Pledge Financing Credit Line will be established pursuant to Article 1.3. The Pledge Financing Credit Line shall be denominated in CNY. If a pledged asset or the margin is denominated in a foreign currency, it shall be converted into CNY at the applicable exchange rate at the time when the pledge procedures are completed or when the margin is transferred into Party A's system, and it will be re-calculated after the exchange rate in the system is updated at the end of each day.

3.1.5	Asset Pool Margin

If Party B active the business of Asset Pool Financing, Party A shall open a Margin Account for Party B for depositing the Asset Pool margin. The Asset Pool margin shall be under the control of Party A to secure the financing business that Party B and its designated overseas member companies conduct with Party A. The payments collected or funds cashed upon maturity of the assets under custody and pledged assets of Party B in the Asset Pool will be automatically transferred to the Margin Account of the corresponding currency as the Asset Pool margin.

If Party B intends to pay an outstanding debt due or a debt in advance under the Asset Pool Financing, the Party B agrees to directly use the margin in its Margin Account to pay the debt, and undertakes to deposit the sufficient amount in the Margin Account within see Article 16.2 days prior to the maturity of the specific financing. If Party B fails to pay the debt on time and in full, Party A has the right to directly deduct the equal amount from any account it opened with the China Zheshang Bank (CZB) to pay off the debts.

3.2	Additional Financing Credit Line

It refers to the credit line granted by Party A to Party B based on the business cooperation with Party B and Party B's overall risk level and mitigation measures (except for pledge), in addition to the (Secondary) Low-Risk Pledge Financing Credit Line and the Exposure Pledge Financing Credit Line.

3.3	Amount of the Asset Pool Financing Credit Line

The amount of the Asset Pool Financing Credit Line granted by Party A to Party B shall not exceed CNY (in words) see Article 16.3. When Party B's Asset Pool Financing Credit Line reaches the aforesaid amount, the newly pledged assets (including the margin) will not be considered in the calculation of the Asset Pool Financing Credit Line. The amount of the Asset Pool Financing Credit Line is also the maximum guarantee amount provided by Party B and its designated overseas group members to Party A for the debt formed at Party A's place through the collateralized assets (including margin) entered into the pool by Party B.

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3.4	Release of Pledge

3.4.1	To release the pledge of an asset, Party B shall submit an Application Form for the Pledge/Release of Pledge of (XX Assets) in the Asset Pool affixed with its finance seal specimen that has been previously provided to Party A through Party A's e-banking system.

3.4.2	After receiving an application from Party B, Party A will release the pledge of the asset if the Available Financing Credit Line re-calculated after deduction of the value of the asset to be released from pledge multiplied by the corresponding pledge rate is equal to or greater than zero. Otherwise, Party A will not approve the release of pledge.

3.4.3	If Party A agrees to release the pledge of an asset, Party A will confirm it through its e-banking system or issue a Confirmation Form for the Pledge/Release of Pledge of (XX Assets) in the Asset Pool. For an asset that has been released from pledge, Party A will change its status to "pledge released" or return the relevant document of title to Party B.

3.5	Presentation of Bills for Payment

Party B entrusts Party A to initiate the presentation of bills for payment before the maturity date or within the presentation period. The funds received upon maturity of the pledged bills automatically enter the Asset Pool Margin Account, converting into Asset Pool margin. For bills that have already been presented for payment, Party B is prohibited from applying for discounting and pledging, and other related transactions.

Article 4 Inquiry into Asset Pool Transactions

Party B may inquire about asset status, information on pledged assets, balance of the Asset Pool Margin Account, Asset Pool financing limit, and usage details, among other information related to Asset Pool transactions, through Party A's online banking system.

Article 5 Fees for Asset Pool Transactions

5.1	Party A's Asset Pool services are fee-based services. The service fee payable by Party B to Party A for Asset Pool services is see Article 16.4 yuan per year.

5.2	When Party B engages in Asset Pool financing transactions, the (Secondary) Low-Risk Pledge Financing Credit Line is given priority. Any shortfall is covered by utilizing the Exposure Pledge Financing Credit Line and the Additional Financing Credit Line. Party B's utilization of the Exposure Pledge Financing Credit Line and the Additional Financing Credit Line for off-balance sheet transactions such as bank acceptance drafts, letters of credit, guarantees, etc., incurs an open exposure utilization fee charged by Party A. The open exposure pledge utilization fee is dynamically calculated on a daily basis, based on the multiples of the utilization of the Exposure Pledge Financing Credit Line and the Additional Financing Credit Line for the aforementioned off-balance sheet transactions. The open exposure pledge utilization fee rate is see Article 16.5％(annualized), collected on a see Article 16.5 (monthly/quarterly) basis as per the cycle. Party A calculates the open exposure pledge utilization fee for the previous cycle on the 20th day of each see Article 16.5 (month/quarter) and deducts it from Party B's Asset Pool Account on the 21st day. If the account balance is insufficient, Party B is required to make additional payments.

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5.3	When Party A is entrusted to handle asset custody and collection services, Party B shall bear the corresponding fees in accordance with the service fee rates published by Party A on its official website (www.czbank.com).

5.4	When Party B applies for Asset Pool financing, Party A charges financing interest according to the financing interest rate negotiated and agreed upon by all parties for each individual transaction. If other fees need to be charged for a specific transaction, they will be calculated based on the fee rate agreed upon by all parties for that transaction.

5.5	For other fees, please refer to the provisions see Article 16.6.

Article 6 Party A's Rights and Obligations

6.1	Party A shall properly keep the pledged assets, and shall be liable for any damage to or loss of the pledged assets resulting from its improper keeping. However, Party A shall not bear any responsibility for the legality or validity of the assets or the realization of rights in the assets.

6.2	If there is any defect in the rights of the assets entrusted or pledged by Party B, Party A may unconditionally return the assets to Party B and request Party B to provide corresponding additional pledged assets.

6.3	Party A may check the quantity, amount, and status of assets in the Asset Pool with Party B on a regular or irregular basis.

6.4	When Party B applies for the removal of entrusted assets without collateral or the release of asset pledging, Party A will promptly return the assets to Party B after obtaining approval from Party A.

6.5	Party A has the right, in accordance with the regulatory policies related to national foreign exchange transactions, cross-border RMB transactions, and separate accounting for operations in free trade pilot zones, to promptly submit relevant business data and information to regulatory authorities such as the State Administration of Foreign Exchange and the People's Bank of China. Party A is entitled to request cooperation from Party B and ensure the authenticity and accuracy of the information.

6.6	If Party B acts as a guarantor or counter-guarantor for its designated overseas group member, Party A has the right to cease processing new financing transactions for the designated overseas group member in the event of cross-border guarantee performance.

Article 7 Rights and Obligations of Party B

7.1	Party B shall obtain the necessary authorizations to execute and perform this Contract in accordance with relevant regulations and procedures.

7.2	Party B warrants that it has full and undisputed ownership or right to dispose of the pledged assets, and that the assets are acquired in a legal and compliant manner without any defect or flaw and can be traded or transferred in accordance with the law.

7.3	Party B has the right to inquire about the status of assets within the Asset Pool.

7.4	In the event of a change in residence, mailing address, or contact phone number, Party B undertakes to provide written notice to Party A within ten days of the relevant changes.

7.5	If Party B undergoes division, consolidation, major merger, acquisition, restructuring, reorganization, major transfer of property, system change, or transfer of claims and debts, it shall notify Party A of the relevant matter in advance.

7.6	Party B shall fully indemnify Party A for any economic loss arising out of its breach of the aforesaid undertakings or failure to perform its obligations hereunder.

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Article 8 Miscellaneous

8.1

Both parties, Party A and Party B, unanimously agree that, from the effective date of this Contract, the margin and pledged bills under the Bill Pool Business Cooperation Agreement (No.: see Article 16.7) separately entered into by the parties shall be automatically transferred into the Asset Pool as pledged assets. The margin and pledged bills under the bill pool pledge are automatically transferred to the Asset Pool and become pledged assets.

8.2

Both parties, Party A and Party B, unanimously agree that the provisions of the Bill Pool Direct Access Function Opening Agreement and the Bill Pool Short-Term Loan Business Agreement (if any) and their corresponding rights and obligations equally apply to financing transactions under the Asset Pool.

8.3

The specific transactions under this Contract can be handled by Party A or other subsidiary branches of Party A, and Party B has no objection thereto. If a specific business is handled by a branch of Party A, the debts owned by Party B shall also fall within the scope of debts secured hereunder and Party B assumes guarantee responsibilities as per the terms of this Contract.

8.4	For other matters, please refer to the relevant provisions see Article 16.8.

Article 9 Value Added Tax Terms

9.1	The taxable income collected by Party A from Party B under this Contract includes value-added tax, and the applicable tax rate is determined and adjusted in accordance with national laws and regulations. Each party shall bear the full responsibility for timely and fully paying taxes as required by national laws and regulations.

9.2	Party A will issue value-added tax invoices to Party B in accordance with national laws and regulations. Party B must provide Party A with all necessary information and materials for the issuance of value-added tax invoices, ensuring that the provided information and materials are true, accurate, and complete. Party B must also provide relevant supporting documents as required by Party A. If Party B requires Party A to issue special value-added tax invoices, Party B must qualify as a "general taxpayer" and meet other conditions and procedures stipulated by national laws and regulations; otherwise, Party A has the right to refuse issuing special value-added tax invoices to Party B.

9.3	If errors in the issuance of value-added tax invoices to Party B result from Party B's actions, Party B shall bear the responsibility, and Party A has the right to request Party B to compensate for any losses or other adverse consequences caused thereby. In cases where it is necessary to void the original invoice or issue a red invoice due to errors in the issuance of value-added tax invoices or in the event of the loss of a value-added tax invoice, Party B is obligated to cooperate with Party A in completing the necessary procedures in accordance with national laws and regulations.

Article 10 Service

10.1	Party B confirms the following address as the service address for legal documents related to the performance of this Contract, specific financing contracts, dispute resolution, and other relevant legal matters: see Article 16.9.

10.2	Party A or the court/arbitration institution may also effect service of relevant legal documents through the following electronic Service methods: see Article 16.9.

10.3	The service address and method confirmed by Party B apply from the establishment of this Contract until the completion of all transactions under Party B's Asset Pool, including application to arbitration and legal proceedings (including the first instance, second instance, retrial, and enforcement stages).

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10.4	Notices issued by Party A or the court/arbitration institution, as well as legal documents related to litigation, shall be sent by mail to the above address where service shall be effectuated; if delivered electronically, the service shall be effectuated as long as the specified address is used for sending relevant notices or legal documents. Party B must ensure the accuracy and effectiveness of the provided service address or method, and if there are any changes, Party B should promptly notify Party A or the court/arbitration institution in writing. Otherwise, the original service address or method will remain valid. If the information provided is inaccurate, untrue, or not timely updated, or if Party B or the authorized recipient (whether designated or not, Party A or the court/arbitration institution may deliver to their legal representative or person in charge) refuses to sign for (including refusal due to absence), resulting in the failure to actually receive the relevant notice or legal document, it does not affect the effectiveness of the Service, and Party B shall bear the legal consequences arising therefrom.

10.5	Party A or the court/arbitration institution may use one or more of the above methods to effect service or deliver notices and legal documents. If multiple methods are used, all methods are considered effective, and the time of service is determined based on the earliest service

Article 11 Dispute Resolution and Governing Law

11.1	Dispute Resolution

Any dispute arising out of the performance of this Contract shall be resolved by the parties through friendly negotiation. If no agreement is reached through negotiation, such dispute shall be resolved by the following method set forth in see Article 16.10:

11.1.1	File a lawsuit with the people's court in the place where Party A is located.

11.1.2	Submit the dispute to see Article16.10 (arbitration organization) for arbitration in accordance with its arbitration rules.

During the litigation or arbitration period, the parties shall continue performance of this Contract, except for matters in dispute.

11.2	Governing Law

This Contract shall be governed by and construed in accordance with the laws of the People's Republic of China (for the purposes of this Contract, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan).

Article 12 Effectiveness of the Agreement

This Contract shall take effect from the date of signature or seal affixation by both parties (Party A and Party B) and shall remain valid until the expiration of the Asset Pool business term as stipulated in Article 2. One month before the expiration of this Contract, if either party does not submit a written termination request, the agreement may automatically be extended, each time for one year, with no limit on the number of extensions. The expiration date of the Asset Pool business term shall be synchronously extended with each automatic extension. If, after the termination of this Contract, not all Asset Pool transactions have been fully settled, both parties shall continue to fulfill the terms of this Contract until all transactions are settled in accordance with the provisions of this Contract.

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Article 13 Early Termination of the Contract

Under any of the following circumstances, all financing debts of Party B under the Asset Pool shall be deemed due in advance, and Party A has the right to terminate the Asset Pool Financing business with Party B immediately on the date on which it discovers such circumstance.

(1) Party B breaches any obligation hereunder or Party B expressly states or indicates by its conduct that it will not perform its obligations hereunder.

(2) Party B provides false information or conceals important facts about its business and financial condition, and obtains funds or credit lines from Party A or other banks by pledging notes receivable or accounts receivable that are not backed by genuine trade transactions, or other assets of right that are illegally acquired.

(3) Party B is, or may be, subject to administrative or criminal sanctions or is under investigation by the competent authority due to illegal business operations.

(4) Party B is liquidated, canceled, declared bankrupt, or dissolved.

(5) Party B refuses to accept supervision and inspection by Party A on the use of credit funds and related business and financial activities.

(6) Party B falls under any other circumstance which may subject Party A to credit risk.

Article 14 Counterparts

This Contract is executed in see Article 16.11 counterparts, with Party A holding see Article 16.11 counterpart(s) and Party B holding see Article 16.11 counterpart(s), each of which shall be equally authentic.

Article 15 Reminder

Party A has reminded Party B to fully and accurately understand all terms of this Contract, especially the parts in bold, and has made explanations on relevant terms of this Contract at the request of Party B. Party B has carefully read and fully understands all terms of this Contract and has no objection to the content of this Contract.

Article 16

16.1	From December 21 , 2023, to December 21 , 2025, Party A shall provide Asset Pool business services to Party B.

16.2	Within three days before the expiration of specific financing transactions, Party B ensure sufficient repayment funds in the Asset Pool Margin Account.

16.3	The maximum limit of the Asset Pool Financing Credit Line provided by Party A to Party B shall not exceed CNY (in words) Two Hundred Million.

16.4	The service fee for Asset Pool business is 0 yuan per year.

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16.5	The open exposure pledge utilization fee rate is 0.00% (annualized), collected on a / (monthly/quarterly) basis. On the 20th day of each / (month/quarter) end, Party A calculates the open exposure pledge utilization fee for the previous cycle.

16.6	Other fees: Bill custody fee of CNY 0.00 yuan (per bill), agency inquiry fee of CNY 0.00 yuan (per inquiry).

16.7	Numbered / Bill Pool Business Cooperation Agreement.

16.8	Other matters / .

16.9	Service Terms:

16.9.1	Party B confirms the following address as the service address for legal documents related to the performance of this Contract, specific financing contracts, dispute resolution, etc.:

(1)	Address: No.88,Qiushi Rd., Wangchun Industrial Park, Ningbo,

(2)	Recipient:

(3)	Postal Code: 315000

(4)	Phone:

16.9.2	Party A or the court/arbitration institution may also effect service of relevant legal documents through the following electronic service methods:

(1)	SMS (number):

(2)	Fax (number): /

(3)	Email (email): /

(4)	Other electronic methods: /

16.10	If no agreement is reached through negotiation, such dispute shall be resolved by the method set forth in Article 11.1.1 :

2. Submit the dispute to / (arbitration organization) for arbitration in accordance with its arbitration rules.

16.11	This Contract is executed in two (2) counterparts, with Party A holding one (1) counterpart, and Party B holding one (1) counterpart. Each party holding one (1) counterpart, each of which shall be equally authentic.

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(Signature Page)

Party A: China Zheshang Bank Co., Ltd. Ningbo Branch	Party B: Global Technogy, Inc.

Principal: Weibiao Yao	Legal Representative: Chih-Hsing Lin
(or Authorized Agent)	(or Authorized Agent)

Signing Date: 2023-12-21

Signing Place: No.128 Wenkang Road, Ningbo City

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